Filed Pursuant To Rule 433

Registration No. 333-203585

February 3, 2016

SPDR® ETF Options Report	January 13, 2016

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SPY	SPDR S&P 500 ETF Trust	146,608,960	2,857,875	1,154,595	1,703,280	7,459,620	12,586,190	Y
XLF	Financial Select Sector SPDR Fund	52,678,996	164,403	79,026	85,377	1,567,741	2,740,286	Y
XLE	Energy Select Sector SPDR Fund	23,872,322	69,882	28,031	41,851	527,454	627,678	Y
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	16,200,600	48,118	26,284	21,834	817,011	565,765	Y
JNK	SPDR Barclays High Yield Bond ETF	14,046,194	3,778	784	2,994	45,115	94,540	Y
XLK	Technology Select Sector SPDR Fund	13,746,640	9,505	3,978	5,527	136,588	114,515	Y
XLI	Industrial Select Sector SPDR Fund	13,347,929	28,522	11,215	17,307	100,520	204,601	Y
XLV	Health Care Select Sector SPDR Fund	12,837,531	13,198	5,054	8,144	81,370	144,122	Y
XLU	Utilities Select Sector SPDR Fund	11,529,077	15,797	7,986	7,811	126,710	242,211	Y
XLP	Consumer Staples Select Sector SPDR Fund	10,936,285	9,014	3,566	5,448	50,161	167,275	Y
XLY	Consumer Discretionary Select Sector SPDR Fund	8,849,819	15,104	4,386	10,718	360,524	264,278	Y
DIA	SPDR Dow Jones Industrial Average ETF Trust	8,627,301	48,405	26,849	21,556	378,430	303,111	Y
XLB	Materials Select Sector SPDR Fund	7,702,804	9,768	1,011	8,757	152,526	186,470	Y
KRE	SPDR S&P Regional Banking ETF	5,935,531	8,155	1,182	6,973	95,973	197,368	Y
GLD®	SPDR Gold Shares	5,922,899	101,101	68,976	32,125	2,085,371	741,616	Y
XBI	SPDR S&P Biotech ETF	4,949,738	23,078	8,760	14,318	181,395	316,269	Y
XRT	SPDR S&P Retail ETF	3,770,811	19,139	3,238	15,901	67,135	210,821	Y
XHB	SPDR S&P Homebuilders ETF	3,612,760	5,823	3,099	2,724	137,937	102,425	Y
FEZ	SPDR EURO STOXX 50 ETF	3,237,539	1,370	356	1,014	29,387	33,235	Y
MDY	SPDR S&P MidCap 400 ETF Trust	2,758,381	3,732	1,926	1,806	49,251	45,666	Y
KBE	SPDR S&P Bank ETF	2,675,185	877	247	630	3,111	8,720	Y
BIL	SPDR Barclays 1–3 Month T-Bill	2,401,284	—	—	—	—	—	Y
XME	SPDR S&P Metals & Mining ETF	2,110,903	3,584	2,112	1,472	177,170	117,966	Y
SJNK	SPDR Barclays Short Term High Yield Bond ETF	2,084,016	14	4	10	500	197	Y
SDY	SPDR S&P Dividend ETF	1,528,571	141	85	56	4,325	2,089	Y
CWB	SPDR Barclays Convertible Securities ETF	1,266,150	5	2	3	237	874	Y
SCPB	SPDR Barclays Short Term Corporate Bond ETF	1,205,114	—	—	—	—	—	Y

Source: Bloomberg.

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)	Options Available
SHM	SPDR Nuveen Barclays Short Term Municipal Bond ETF	843,507	—	—	—	—	—	Y
RWX	SPDR Dow Jones International Real Estate ETF	785,670	1	1	—	44	10	Y
BWX	SPDR Barclays International Treasury Bond ETF	658,200	1	—	1	41	270	Y
XES	SPDR S&P Oil & Gas Equipment & Services ETF	516,584	169	152	17	1,770	494	Y
TFI	SPDR Nuveen Barclays Municipal Bond ETF	436,904	—	—	—	—	—	Y
CWI	SPDR MSCI ACWI ex-US ETF	383,200	—	—	—	—	—	Y
RWR	SPDR Dow Jones REIT ETF	320,368	98	79	19	1,349	382	Y
RWO	SPDR Dow Jones Global Real Estate ETF	278,804	—	—	—	5	22	Y
DWX	SPDR S&P International Dividend ETF	260,424	4	2	2	78	84	Y
KIE	SPDR S&P Insurance ETF	205,741	16	15	1	465	38	Y
GNR	SPDR S&P Global Natural Resources ETF	194,559	1	1	—	27	37	Y
GWL	SPDR S&P World ex-US ETF	187,013	—	—	—	—	60	Y
XPH	SPDR S&P Pharmaceuticals ETF	168,717	24	19	5	519	237	Y
XSD	SPDR S&P Semiconductor ETF	164,396	1	1	—	132	26	Y
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	157,460	1	—	1	—	10	Y
GWX	SPDR S&P International Small Cap ETF	144,483	1	—	1	—	20	Y
GXC	SPDR S&P China ETF	141,394	5	2	3	5,183	41	Y
EWX	SPDR S&P Emerging Markets Small Cap ETF	125,064	1	—	1	3	42	Y
EDIV	SPDR S&P Emerging Markets Dividend ETF	111,327	2	2	—	74	26	Y

Source: Bloomberg.

ssga.com  |  spdrs.com  |  spdrgoldshares.com

For investment professional use only. Not for use with the public.

State Street Global Advisors, One Lincoln Street, Boston, MA 02111-2900. T: +1 617 664 7727.

Important Risk Information

This material, prepared in response to your specific inquiry, was created by SSGA Strategy & Research.

This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.

Morgan Stanley is a service mark of Morgan Stanley and has been licensed for use by State Street Bank and Trust Co. These funds are not sponsored, endorsed, sold or promoted by Morgan Stanley or any of its affiliates (collectively “MS”). Neither MS nor any other party makes any representation or warranty, express or implied, to the owners of these funds or any member of the public regarding the advisability of investing in funds or in these funds particularly.

Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto, including for any errors, omissions, or interruptions of any index.

State Street Global Advisors	2

SPDR® ETF Options Report

Dow Jones and Dow Jones Total Stock Market Indexes are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by State Street Bank and Trust. SPDR ETFs based on the Dow Jones Indexes, are not sponsored, endorsed, sold or promoted by Dow Jones and Dow Jones makes no representation regarding the advisability of investing in such product(s).

The Russell/Nomura PRIME™ Index and Russell/Nomura Small Cap™ Index are trademarks of Russell Investment Group and Nomura Securities Co., Ltd. and have been licensed for use by State Street Bank and Trust Company through its State Street Global Advisors Division. The Products are not sponsored, endorsed, sold or promoted by Russell Investment Group or Nomura Securities Co., Ltd. and neither party makes any representation regarding the advisability of investing in the Product.

The MSCI ACWISM Index is a trademark of Morgan Stanley Capital International. The financial products described herein are indexed to an MSCI index. The financial products referred to herein are not sponsored, endorsed or promoted by MSCI, and MSCI bears no liability with respect to any such financial products or index which such financial products are based.

The Macquarie Global Infrastructure 100 Index is a trademark of Macquarie and has been licensed for use by State Street Bank and Trust Company through its State Street Global Advisors Division.

The SPDR® FTSE/Macquarie Global Infrastructure 100 ETF is not in any way sponsored, endorsed, managed, sold or promoted by FTSE International Limited (“FTSE”), Macquarie Bank Limited or its affiliates or subsidiaries, the London Stock Exchange Plc (the “Exchange”) or by The Financial Times Limited (“FT”). For further important information and disclaimers regarding Macquarie, see spdrs.com.

Barclays is a trademark of Barclays, the investment banking division of Barclays Bank PLC (“Barclays”) and has been licensed for use in connection with the listing and trading of the SPDR Barclays ETFs. The products are not sponsored by, endorsed, sold or promoted by Barclays and Barclays makes no representation regarding the advisability of investing in them.

“Barclays” is a trademark of Barclays, the investment banking division of Barclays Bank PLC (“Barclays”) and is used by Barclays Global Investors under license. With a distinctive business model, Barclays provides corporates, financial institutions, governments and supranational organizations with solutions to their financing and risk management needs. Barclays compiles, maintains and owns rights in and to the Barclays U.S. Government Inflation-Linked All Maturities Index. The fund is not sponsored, endorsed, sold or promoted by Barclays and Barclays makes no representation regarding the advisability of the fund or use of either the Barclays U.S. Government Inflation-Linked All Maturities Index or any data included therein.

Important Information Relating to SPDR Gold Trust (“GLD®”)

The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time. Investing involves risk, and you could lose money on an investment in GLD.

Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares.

ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs net asset value. Brokerage commissions and ETF expenses will reduce returns.

Options investing entail a high degree of risk and may not be appropriate for all investors.

Investing in commodities entails significant risk and is not appropriate for all investors.

Distributor: State Street Global Markets, LLC, member FINRA, SIPC, a wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State Street Global Markets, LLC.

State Street Global Markets, LLC is the distributor for all registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management as the sub-advisor.

Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.

Not FDIC Insured • No Bank Guarantee • May Lose Value

© 2016 State Street Corporation. All Rights Reserved.
State Street Global Advisors	ID5805-IBG-18018 0116 Exp. Date: 4/20/2016 IBG.EOG.1116 SPD001051

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.